Exhibit 99.2

Copano Energy, L.L.C.	News Release

Contacts:	Carl A. Luna, Senior Vice President
Copano Energy, L.L.C.
713-621-9547
FOR IMMEDIATE RELEASE
Jack Lascar / jlascar@drg-e.com
Anne Pearson/ apearson@drg-e.com
DRG&E / 713-529-6600

COPANO ENERGY APPOINTS R. BRUCE NORTHCUTT AS A DIRECTOR AND PRESIDENT AND CHIEF EXECUTIVE OFFICER;
WILLIAM L. THACKER ELECTED CHAIRMAN OF THE BOARD

HOUSTON – November 15, 2009 – Copano Energy, L.L.C. (Nasdaq: CPNO) today announced that R. Bruce Northcutt, Copano’s President and Chief Operating Officer, has been appointed President and Chief Executive Officer, and a member of Copano’s Board of Directors.  Additionally, William L. Thacker was elected Chairman of the Board.  These appointments follow the passing of John R. Eckel, Jr., as separately announced today.

Mr. Northcutt said, “Working with John was an honor and a privilege, and while I am deeply saddened by his passing, I am determined to continue executing his vision and strategy for this great company.  John assembled a strong leadership team and a dedicated group of employees.  I am confident that together, we will continue to successfully build on John’s legacy.”

Mr. Thacker said, “I’ve served on the Copano Board of Directors since the time of the company’s initial public offering, and although saddened by the circumstances, I am pleased to have the opportunity to serve as Chairman.  On behalf of the Board, we extend our support to Bruce in his new role.  Bruce has been an integral part of Copano’s leadership team for many years, helping to drive our strategy and success.  Our succession plan contemplated Bruce as John’s successor and we are confident that Bruce is the right person to lead Copano.”

About R. Bruce Northcutt
Mr. Northcutt has served as President and Chief Operating Officer of Copano Energy since April 2003.  Previously, he served as President of El Paso Global Networks Company, a provider of wholesale bandwidth transport services, from November 2001 until April 2003.  From April 1999 to December 2001, Mr. Northcutt was Managing Director of El Paso Global Networks Company and prior to that he served as Vice President, Business Development, of El Paso Gas Services Company, a marketer of strategic interstate pipeline capacity, from January 1998 until April 1999.  Mr. Northcutt began his career with Tenneco Oil Exploration and Production in 1982 working in the areas of drilling and production engineering.  From 1988 until 1998, he held various levels of responsibility within several business units of El Paso Energy and its predecessor, Tenneco Energy, including supervision of pipeline supply and marketing as well as regulatory functions.  Mr. Northcutt holds a Bachelor of Science degree in Petroleum Engineering from Texas Tech University and is a Registered Professional Engineer in Texas.

About William L. Thacker
William L. Thacker joined Copano’s Board of Directors upon completion of the initial public offering in November 2004.  Mr. Thacker is a member of the Compensation and Nominating and Governance Committees and previously chaired the Compensation Committee.  Mr. Thacker is a member of the board of directors of Kayne Anderson Energy Development Company and Mirant Corporation.  Mr. Thacker joined Texas Eastern Products Pipeline Company (the general partner of TEPPCO Partners, L.P.) in September 1992 as President, Chief Operating Officer and director.  He was elected Chief Executive Officer in January 1994.  In March 1997, he was named to the additional position of Chairman of the Board, which he held until his retirement in May 2002.  Prior to joining Texas Eastern Products Pipeline Company, Mr. Thacker was President of Unocal Pipeline Company from 1986 until 1992.  Mr. Thacker is past Chairman of the Executive Committee of the Association of Oil Pipelines, has served as a member of the board of directors of the American Petroleum Institute, and has actively participated in many energy-related organizations during his 35-year career in the energy industry.  Mr. Thacker holds a Bachelor of Mechanical Engineering degree from the Georgia Institute of Technology and a Masters of Business Administration degree from Lamar University.

Houston-based Copano Energy, L.L.C. (NASDAQ: CPNO) is a midstream natural gas company with operations in Oklahoma, Texas, Wyoming and Louisiana.  Its assets include approximately 6,200 miles of active natural gas gathering and transmission pipelines, 200 miles of NGL pipelines and seven natural gas processing plants, with over one Bcf per day of combined processing capacity. For more information please visit www.copanoenergy.com.

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